Exhibit (h) (26)

SIXTH AMENDMENT TO
EXPENSE LIMITATION AGREEMENT

THIS SIXTH AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is entered into as of February 28, 2023, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Hennessy Technology Fund (the “Fund”), and Hennessy Advisors, Inc., the Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser and the Trust previously entered into an Expense Limitation Agreement, dated as of February 28, 2017, as amended from time to time (as so amended, the “Agreement”), pursuant to which the Adviser agreed to limit the operating expenses of Investor Class and Institutional Class shares of the Fund; and

WHEREAS, the term of the Agreement expires on February 28, 2023, and the parties wish to extend such term through February 28, 2024, on the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises set forth in this Amendment, the parties mutually agree as follows:

1. The term of the Agreement is extended through February 28, 2024.

2. Except as modified or amended by this Amendment, the terms and conditions of the Agreement remain unchanged and in full force and effect.

* * *

(Signature page follows.)

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed by its authorized officer as of the date first written above.

HENNESSY ADVISORS, INC.

By:      /s/ Teresa M. Nilsen
Teresa M. Nilsen
President

HENNESSY FUNDS TRUST

By:      /s/ Neil J. Hennessy
Neil J. Hennessy
President

Signature Page to Sixth Amendment to Expense Limitation Agreement